Exhibit 8.2

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
404-881-7000 | Fax: 404-881-7777

Scott A. Harty	Direct Dial: 404-881-7867	Email: scott.harty@alston.com

March 31, 2022

Happy Bancshares, Inc. 701 S. Taylor Amarillo, Texas 79101

Re:	Tax Opinion –Agreement and Plan of Merger among Home BancShares, Inc., Centennial Bank, Happy Bancshares, Inc., Happy State Bank and HOMB Acquisition Sub III, Inc., as amended
Ladies and Gentlemen:
You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of September 15, 2021, as amended by the Amendment and Joinder Agreement dated October 18, 2021, and as further amended by the Second Amendment dated November 8, 2021 (the “Merger Agreement”) among Home BancShares, Inc., an Arkansas corporation (“Home”), Centennial Bank, an Arkansas state bank and a direct wholly-owned subsidiary of Home (“Centennial”), Happy Bancshares, Inc., a Texas corporation (“Happy”), Happy State Bank, a Texas banking association and a direct wholly-owned subsidiary of Happy (“Target Bank”), and HOMB Acquisition Sub III, Inc., an Arkansas corporation and a direct wholly-owned subsidiary of Home (“Acquisition Sub”), pursuant to which, at the Effective Time, (i) Acquisition Sub will merge with and into Happy, with Happy as the surviving corporation, and (ii) immediately thereafter, Happy will merge with and into Home, with Home as the surviving corporation ((i) and (ii) together, the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement (including amendments thereto); the registration statements on Form S-4 filed or to be filed by Home, including (a) the Registration Statement on Form S-4, as amended, filed by Home with the Securities and Exchange Commission on November 9, 2021, and (b) the Registration Statement on Form S-4 which is expected to be filed by Home on or after the date hereof for the purpose of registering additional shares (collectively referred to herein as the “Registration Statement”); the letters of Home and Happy to Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. and Alston & Bird LLP, dated as of the date hereof, containing certain facts and representations (the “Officer Certificates”); and such other documents as we have deemed necessary or appropriate as a basis for the opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Merger Agreement, the Registration Statement, the Officer Certificates, or other documents.
We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger Agreement accurately reflects the material facts
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Tax Opinion –Agreement and Plan of Merger among Home BancShares, Inc., Centennial Bank, Happy Bancshares, Inc., Happy State Bank and HOMB Acquisition Sub III, Inc.
March 31, 2022

of the Merger; (iii) the representations made by Home and Happy in the Officer Certificates are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by Home and Happy in the Merger Agreement, the Registration Statement and the Officer Certificates that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.
In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that the opinion expressed herein will be accepted by the IRS or a court.
Based on and subject to the foregoing, it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that Home and Happy will each be a party to that reorganization.
This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Merger Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.
We hereby consent to the filing of this opinion of counsel as an Exhibit to the Registration Statement and to the reference to us therein. In giving such consent, we do not admit, that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

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